EXHIBIT 10.8

FOURTH AMENDMENT TO THE

AMERIGON INCORPORATED 2006 EQUITY INCENTIVE PLAN

Section 5 of the Plan is hereby amended to read in its entirety as follows:

5. Maximum Number of Shares Subject to Plan: The maximum number of shares of stock which may be issued pursuant to Awards granted under the Plan or with respect to which Awards may be granted under the Plan shall not exceed in the aggregate 3,600,000 shares of Common Stock of the Corporation (subject to adjustments as provided in this Paragraph 5) (the “Share Limit”). Notwithstanding the foregoing, (i) from and after April 1, 2009, the maximum number of shares of stock that may be issued pursuant to Awards in the form of restricted stock, restricted stock units, performance shares or other stock-based awards granted under the Plan shall not exceed 150,000 shares of Common Stock of the Corporation (subject to adjustments as provided in this Paragraph 5) (the “Full Value Share Limit”), and (ii) from and after March 30, 2011, the maximum number of shares of stock that may be issued pursuant to Awards granted under the Plan after March 30, 2011 shall not exceed in the aggregate 159,751 shares of Common Stock of the Corporation plus the amount of any Forfeited Shares that become available for reissuance after March 30, 2011, whether or not such Forfeited Shares were issued before, on or after March 30, 2011 (the “Post-2010 Share Limit”) (it being acknowledged that, as of the date of this Fourth Amendment to the Amerigon Incorporated 2006 Equity Incentive Plan, Awards granted under the Plan prior to March 30, 2011 totaled 2,040,249 and the sum of this amount and the Post-2010 Share Limit is 2,200,000). Any shares that are delivered by the Corporation, and any awards or grants that are made by, or become obligations of, the Corporation through the assumption by the Corporation or a Subsidiary of, or in substitution for, outstanding awards or grants previously made by an acquired company, shall not be counted against the number of shares available under the Plan. If any shares covered by an Award or to which an Award relates are forfeited, or if an Award otherwise terminates without the delivery of shares or of other consideration, then the shares covered by such Award, or to which such Award relates, or the number of shares otherwise counted against the aggregate number of shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination (“Forfeited Shares”), shall again be, or shall become, available for granting Awards under the Plan.

The maximum number of shares with respect to which Awards may be granted to any Participant during the term of the Plan shall not exceed the Share Limit, the Full Value Share Limit and the Post-2010 Share Limit, as applicable. All shares with respect to which an Award is granted shall be counted for purposes of this per-person share limitation, regardless of whether the Participant did not realize the benefit of the Award as a result of forfeiture, cancellation, expiration, termination or other event.

The number of shares with respect to each outstanding Award, the option price with respect to outstanding stock options, the grant value with respect to outstanding stock appreciation rights, the aggregate number of shares available at any time under the Plan, the maximum number of shares with respect to which Awards may be made to an individual Participant during the term of the Plan and the number of shares automatically awarded to outside directors as described in Paragraph 9 shall be subject to such adjustment as the Committee, in its Discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that (i) no fractional shares shall be issued pursuant to the Plan, (ii) no Awards may be granted under the Plan with respect to fractional shares, (iii) any fractional shares resulting from such adjustments shall be eliminated from any outstanding Award, and (iv) the Committee shall not make any adjustments to such shares that would cause the amount of shares issued to exceed the Post-2010 Share Limit.